UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

Commission File Number 000-50089


                           NOTIFICATION OF LATE FILING

(Check One):

[_] Form 10-KSB  [_] Form 11-K  [_] Form 20-F  [X] Form 10-QSB  [_] Form N-SAR

For Period Ended: April 30, 2005

(Check One):

                              [_] Transition Report on Form 10-K
                              [_] Transition Report on Form 20-F
                              [_] Transition Report on Form 11-K
                              [_] Transition Report on Form 10-Q
                              [_] Transition Report on Form N-SAR


For the Transition Period Ended:
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Read Instruction (on back page) Before Preparing Form.  Please Print or Type.


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________

                         Part I - Registrant Information


                     NATIONAL ENERGY SERVICES COMPANY, INC.
     ----------------------------------------------------------------------
                            Full Name of Registrant

     ----------------------------------------------------------------------
                           Former Name if Applicable

                            3153 Fire Road, Suite 2C
     ----------------------------------------------------------------------
           Address of Principal Executive Office (Street and Number)

                         Egg Harbor Township, NJ 08234
     ----------------------------------------------------------------------
                            City, State and Zip Code



                       Part II - Rules 12b-25(b) and ( c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-(b), the following should be completed. (Check box, if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form - SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              Part III - Narrative

State below in reasonable detail the reasons why Form 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, or the transition report or portion thereof could not be file within the prescribed period.

The Company has not been able to review the quarterly report, the financial statements and provide the necessary certification. We expect to file the required report within the allotted extension.

                          Part IV - Other Information

(1) Name and telephone number of person to contract in regard to this notification.

         John Grillo            800                  758-9288
         -------------      -----------         -------------------
         (Name)            (Area  Code)         (Telephone  Number)


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [X]  Yes          [_] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [_]  Yes          [X]  No


If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


National Energy Services Company, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



                     National Energy Services Company, Inc.



Date June 14, 2005                        /s/ John Grillo
                                       ---------------------------------
                                        By:   John Grillo
                                        Chief Executive Officer